EXHIBIT 99.1

ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: April 30, 2004	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720

EnergySouth, Inc. reports fiscal 2004 second quarter earnings and announces declaration of dividend

The Board of Directors of EnergySouth, Inc., at a meeting held April 30, 2004, declared a quarterly dividend on the outstanding Common Stock of $0.30 per share, to be paid July 1, 2004 to holders of record as of June 15, 2004. The new annual rate of $1.20 per share represents a 5.3% increase and the 29th consecutive year in which dividends have been increased.

Net income for EnergySouth, Inc. for the quarter ended March 31, 2004 was $6,372,000, or $1.22 per diluted share, as compared to net income for the quarter ended March 31, 2003 of $5,559,000, or $1.09 per diluted share. Net income for the six month periods ended March 31, 2004 and 2003 was $10,440,000, or $2.01 per diluted share, and $8,933,000, or $1.75 per diluted share, respectively.

Earnings for the second quarter of fiscal 2004 were $0.13 per diluted share above the same period last year, resulting in increased earnings for the first six months of fiscal 2004 of $0.26 per diluted share. The strong earnings realized during the three and six months ended March 31, 2004 resulted primarily from increased earnings from the gas distribution business of EnergySouth’s Mobile Gas subsidiary. Additionally, earnings from Bay Gas’ storage operations continue to increase over the same periods last year.

Earnings from Mobile Gas’ distribution business increased approximately $0.13 and $0.22 per diluted share, respectively, for the three and six months ended March 31, 2004 due primarily to an increase in margins, defined as revenue less cost of gas and related gross receipts taxes. Margins for the current year fiscal periods reflect the impact of rate adjustments under the Rate Stabilization and Equalization ratemaking methodology. Margins were also positively impacted by increases in temperature-sensitive customers’ gas consumption when adjusted for weather during the current year periods as compared to the same prior year periods. The increases in margins were partially offset by 1% and 2% increases, respectively, in operating and maintenance expenses during the three and six months ended March 31, 2004 and increased depreciation expense due to additional plant placed in service.

Bay Gas’ earnings increased $0.03 and $0.07 per diluted share, respectively, for the three and six months ended March 31, 2004. The increases of 20% and 24% in earnings were due primarily to additional storage revenues associated with the commencement of operations of a second storage cavern in April 2003 and a new storage agreement which was entered into during the first quarter of fiscal 2004. Increased revenues were partially offset by increased operating expenses due to the expansion of Bay Gas’ operations and the non-recurrence of revenues recognized in the previous year in connection with an option agreement which expired in May 2003.

Earnings from other business operations decreased $0.03 per diluted share for each of the three and six month periods ended March 31, 2004 due to a decrease in interest income from financing activities and additional reserves for bad debt and slow-moving inventory during the second quarter of fiscal 2004.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended March 31,	2004	2003
Operating Revenues	$42,845	$35,604
Operating Expenses	$30,396	$25,002
Net Income	$6,372	$5,559
Basic Earnings Per Common Share	$1.24	$1.10
Diluted Earnings Per Common Share	$1.22	$1.09

Six months ended March 31,	2004	2003
Operating Revenues	$75,562	$61,318
Operating Expenses	$54,376	$43,593
Net Income	$10,440	$8,933
Basic Earnings Per Common Share	$2.03	$1.77
Diluted Earnings Per Common Share	$2.01	$1.75